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                       SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


           The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   NAME:     COUNTRY Investors Variable Life Account

B.   ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

               1701 N. Towanda Avenue
               Bloomington, Illinois 61702

C.   TELEPHONE NUMBER (INCLUDING AREA CODE):

               (309) 821-3000

D.   NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

               Paul M. Harmon, Esq.
               COUNTRY Investors Life Assurance Company
               1701 N. Towanda Avenue
               Bloomington, Illinois 61702

     COPY TO:

               Stephen E. Roth, Esq.
               Sutherland Asbill & Brennan LLP
               1275 Pennsylvania Avenue, NW
               Washington, D.C. 20004-2415

E.   CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               Yes: /X/            No:

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                              FORM N-8A SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Bloomington and the State of Illinois on the 1st day of July, 2003.

                                COUNTRY Investors Variable Life Account

                                By: /s/ Ronald R. Warfield
                                   ------------------------------
                                Ronald R. Warfield
                                President